Exhibit 3.1

AMENDMENT TO THE BYLAWS

This Amendment (this “Amendment”) to the Bylaws (the “Bylaws”) of Rock-Tenn Company, a Georgia corporation (the “Company”), effective as of the 14th day of December, 2009,

W I T N E S S E T H:

WHEREAS, at a duly called meeting of the Board of Directors of the Company (the “Board”) held on October 30, 2009, the Board authorized and approved an amendment to the Bylaws to provide that a director appointed by the Board to fill a vacancy on the Board shall serve until the next election of directors by the shareholders, rather than through the unexpired term of his predecessor; and

WHEREAS, the Board directed and authorized the authorized officers of the Company to take all such actions and do all such things as they in their discretion deem to be necessary or desirable, including, without limitation, the execution and delivery of any and all amendments, certificates and instruments of any nature whatsoever, in order to carry out the intent of the foregoing resolution;

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.  Article II, Section 8 of the Bylaws is hereby amended by deleting the current section in its entirety and inserting the following therefor:

Section 8.          Resignations; Removal; Vacancies.  Any director may resign at any time upon written notice to the Corporation.  The entire Board of Directors or any individual director may be removed only for cause and only at a shareholders’ meeting.  Any vacancy occurring in the Board of Directors or any newly created directorship may be filled by the affirmative vote of a majority of the remaining directors, whether or not such a majority is less than a quorum of the Board of Directors.  A director elected to fill a vacancy shall serve until the next election of directors by the shareholders.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed, effective as of this 14th day of December, 2009.

ROCK-TENN COMPANY

By:	/s/ Robert B. McIntosh (SEAL)

Name:	Robert B. McIntosh

Title:	Executive Vice President, General Counsel
and Secretary